SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 22nd day of October, 2013, by and between Advisors Preferred, LLC (the "Adviser"), a Maryland limited liability company registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Flexible Plan Investments, Ltd., a Michigan corporation (the "Subadviser") (the Adviser and the Subadviser, collectively, the "Parties") and also registered under the Advisers Act, with respect to GBSP Fund Limited (the "Fund"), a series of the ADVISORS PREFERRED TRUST, a Delaware statutory trust (the "Trust").

WITNESSETH:

WHEREAS, the Fund is incorporated as an exempted company with limited liability in the Cayman Islands and is wholly-owned by its sole investor, The Gold Bullion Strategies Portfolio (the “US Fund”) which is a series of Advisors Preferred Trust, a Delaware Statutory Trust registered with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of the 22nd day of October, 2013 (the "Advisory Agreement"), been retained to act as investment adviser for the Fund;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of the Fund's assets that the Adviser will assign to the Subadviser, and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to the Fund:

1. Appointment as Subadviser.  The Adviser hereby appoints the Subadviser to act as investment adviser for and to manage all of the assets of the Fund (the "Subadviser Assets") subject to the supervision of the Adviser and the Board of Directors of the Trust and subject to the terms of this Agreement; and the Subadviser hereby accepts such appointment.  In such capacity, the Subadviser shall be responsible for the investment management of the Subadviser Assets pursuant to the terms of this Agreement.  It is recognized that the Subadviser and certain of its affiliates may act as investment adviser to one or more other private pooled investment vehicles and other managed accounts and that the Adviser and the Trust do not object to such activities.

2. Duties of Subadviser.

(a) Investments.  The Subadviser is hereby authorized and directed and hereby agrees, subject to applicable law and to the stated investment policies and restrictions of the Fund as set forth in the Fund's Offering Documents as currently in effect and, as soon as practicable after the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time and subject to the directions of the Adviser and the Fund's Board of Directors, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets, as more fully described on Schedule B hereto.  The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser's activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund's affairs.

Adviser acknowledges  that Subadviser cannot guarantee investment success. The securities markets are volatile and Subadviser may under perform various market indexes, funds and the investments themselves on an unmanaged basis. These are normal market risks and are the risks of the Fund. Past performance cannot guarantee future results. Subadviser relies on services, systems, information, programs and data provided by third parties including, without limitation, broker/dealers, registered representatives, insurance agents, investment advisers, custodians, insurance companies, transfer agents, solicitors and the employees and agents of each of them (all of such third parties referred to as "Service Providers"). The Service Providers are believed to be reliable but such reliability cannot be guaranteed. Subadviser is not responsible for  any Service Provider's failure or delay in performance of its responsibilities. This limitation  applies to any action or inaction on the part of any Service Provider however caused, including delays, failures or inaccuracies in ariy electronic system, computer system, software application or communication system. Hand understands the scope of Subadviser's responsibility as so limited, and covenants with Subadviser that Adviser will not attempt to hold Subadviser liable for any loss or expense attributable in whole or in part to any Service Provider's failure or delay.

(b) Compliance with Applicable Laws and Governing Documents.  In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Fund’s Offering Documents, Memorandum, Articles and By-Laws as currently in effect and, as soon as practical after the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the ”Offering Doucments,” “Memorandum” and "By-Laws," respectively) and with the instructions and directions received in writing from the Adviser or the Directors of the Fund.  Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Fund's Offering Documents, Memorandum, By-Laws, the instructions and directions received in writing from the Adviser or the Directors of the Fund, the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable Cayman, U.S. federal and state laws and regulations.  Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund's overall compliance with the 1940 Act, the Code and all other applicable Cayman, U.S. federal and state laws and regulations and the Subadviser is only obligated to comply with its obligations under this subsection (b) with respect to the Subadviser Assets.  The Adviser will timely provide the Subadviser with a copy of the minutes of the meetings of the Board of Directors of the Fund to the extent they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that the U.S. Fund’s ownership of the Fund is in compliance with Subchapter M of the Code.  In this regard, the Adviser acknowledges that the Subadviser shall rely completely upon the Adviser's determination of whether and to what extent the U.S. Fund’s investment in the Fund is in compliance with Subchapter M of the Code and that the Subadviser has no separate and independent responsibility to test the U.S. Fund or the Fund for such compliance.

The Adviser will provide the Subadviser with as much notice as reasonably practical of any change in the Fund's investment objectives, policies and restrictions as stated in the Offering Documents, together with the substance of such changes, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Fund or the Adviser.  In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Offering Documents reflecting such changes.  The Adviser acknowledges and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable Cayman, U.S. federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Fund or to the Adviser specifically for inclusion in the Prospectus and SAI.  The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Fund as may be required to be contained in the Offering Documents or in the U.S. Fund's Registration Statement on Form N-1A, and any amendments thereto.  Upon request of the Adviser, the Subadviser also agrees: to review those portions of the Fund’s Offering Documents and U.S. Fund's Registration Statement and such other reports and materials as the Adviser may reasonably request, relating to the Subadviser and its relationship to, and actions for, the Fund; to notify the Adviser of any material inadequacy; and, to further notify the Adviser if it becomes aware that any relevant portions thereof have become materially inaccurate.

It is further acknowledged and agreed that Subadviser may rely completely on Adviser's determinations that the Fund and its associated persons are in full compliance with the mandates of the Commodities Futures Trading Commission and with the rules and regulations associated with the operation and maintenance of a passive foreign investment company.

(c) Voting of Proxies.  The Adviser shall be responsible for the voting of proxies for which the Adviser will establish a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act.

(d) Brokerage.  Except as mutually agreed upon in writing between the Adviser and Subadviser, the Adviser shall be responsible to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Subadviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers (collectively "Brokers") as Adviser may elect and negotiate commissions to be paid on such transactions.  The Adviser, however, is not required to obtain the consent of the Fund's Board of Directors prior to establishing any such brokerage account.  The Adviser shall place all orders for the purchase and sale of portfolio investments for the Fund's account with Brokers selected by the Adviser.  In the selection of such Brokers and the placing of such orders, the Adviser shall seek to obtain for the Fund the execution available.  In using its reasonable efforts to obtain for the Fund the best execution available, the Adviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including (without limitation) price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions.  The Adviser shall not consider a Broker's sale of U.S. Fund shares when selecting the Broker to execute trades.  Subject to such policies as the Directors may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Adviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Adviser  an amount of commission for effecting a Subadviser Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Adviser with respect to the accounts as to which it exercises investment discretion.

It is recognized that the services provided by such Brokers may be useful to the Adviser in connection with the Adviser's services to other clients.  On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Adviser Assets as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.  It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Adviser Assets.

(e) Securities Transactions.  The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with its Code of Ethics, as the same may be amended from time to time.    The Subadviser will have also submitted its Code of Ethics for its initial approval by the Fund's Board of Directors no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(f) Books and Records.  The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Subadviser Assets (the "Fund's Records.  The Subadviser acknowledges that the Fund's Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund's Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund's Records for its internal files.  The Fund's Records shall be available to the Adviser or the Fund at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Offering Documents.

(g) Information Concerning Subadviser Assets and Subadviser.  From time to time as the Adviser or the Fund reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith.  The Subadviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Subadviser Assets, any changes in the ownership or management of the Subadviser, or of material changes in the control of the Subadviser.  Upon the Fund's or the Adviser's reasonable request, the Subadviser will make available its officers and employees to meet with the Fund's Board of Directors to review the Subadviser Assets via telephone on a quarterly basis and on a less frequent basis as agreed upon by the parties in person.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information or perform such additional acts with respect to the Subadviser Assets as are reasonably required for the Fund or the Adviser to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(h) Custody Arrangements.  The Fund or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser written notice of any material changes in such custodian banks or custody arrangements.  The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions. Subadviser shall not directly or indirectly take custody of the assets of the Fund; such assets shall always be held in the name of the custodian, or in street name, as determined by the custodian of the Fund selected by the Trust or the Adviser.

Adviser, through its selected custody arrangements or otherwise, shall be responsible, to provide the following facilities. The costs for such facilities are covered by the Investment Advisory Agreement between GBSP Fund Limited and Advisors Preferred, LLC of October 23, 2013, and the Fund Services Agreement between Gemini Fund Services, LLC, as amended October 29, 2013.

(a)

provide an independent custodian of the Subadviser Assets to tak-B, hold, invest and re-invest mutual fund assets at the direction of Subadviser;

(b)

provide a security trade execution on-line electronic facility;

(c)

provide a current and updated listing of securities available for investment;

(d)

review and approve all security trades directed by Subadviser and process approved trades;

(e)

provide email confirmation that trade directives were received and processed within one business day after receipt of directive;

(f)

manage  the  Subadviser  Assets   including  collection   of    dividends,   interest, proceeds  of sale and other monies due and collectable therefor;

(g)

provide Subadviser with a daily schedule of assets file, in electronic format, which, at a minimum, details the cusip, security name, number of shares and total dollar value as of close of  business on the immediately  previous business day for  each security then owned;

(h)

provide Subadviser with a daily accounting of the net asset value of the Fund, in electronic  format,  including  detail  regarding  all relevant fees  inclusive  of  the Compensation payable hereunder;

(i)

provide, in electronic format, on a basis not less frequent than monthly,  industry standard reports that contain the account  balances for all positions and cash, cost basis, current market values and time weighted return reports;

ij) provide, in electronic format, Flexible with a Computation of Investment Counsel Fees monthly detailing the Compensation payable hereunder;

(I)

provide,  in electronic  format,

all  trade  exceptions  identified;  the  same  to  be researched and cleared immediately and daily reports rendered in respect thereof.

3. Independent Contractor.  In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund, the Fund or the Adviser.

4. Expenses.  During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement, subject to the provisions below.  The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.  Except as provided in Sechedule A of this Agreement, or as otherwise mutually agreed in writing by the relevant parties, the Subadviser shall not be responsible for the Fund's, the Fund's or Adviser's expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund's portfolio securities; fees and expenses of non-interested Directors; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.  Except as otherwise mutually agreed upon in writing by the relevant parties, the Fund, Fund, or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser.  The Subadviser shall keep and supply to the Fund and the Adviser reasonable records of all such expenses.

5. Investment Analysis and Commentary.  The Subadviser will provide quarterly performance analysis and market commentary (the "Investment Report") during the term of this Agreement.  The Investment Reports are due within ten (10) days after the end of each quarter.  In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Subadviser; provided however, that any such interim Investment Report will be due within ten (10) days of the end of the month in which such agreement is reached between the Adviser and Subadviser.  The subject of each Investment Report shall be mutually agreed upon.  The Adviser is freely able to publicly distribute the Investment Report.

6. Compensation.  For the services provided pursuant to this Agreement, the Subadviser is entitled to a monthly fee equal to the annual rate of 0.50% of the Fund’s (Subadviser Assets) daily average net assets up to $300 million, 0.525% for the next $100 million of net assets and 0.55% for additional net assets. Such fee will be computed daily and paid no later than the seventh (7th) business day following the end of each month, from the Adviser or the Fund, calculated at an annual rate based on the Subadviser Assets' average daily net asset value.  Any compensation payable by Advisor to the Subadviser pursuant to this Agreement shall be reduced by any unpaid expenses payable by the Subadviser pursuant to Section 4 of this Agreement, including specifically any expenses set forth in Schedule A of this Agreement, or as the Subadviser shall have further agreed in writing to bear on behalf of the Fund, Fund, or Adviser. As the Subadviser also serves as Subadviser to the US Fund, and the US Fund is the sole investor in the Fund, the Subadviser will therefore proportionately waive advisory fees charged to either the US Fund or the Fund, to avoid double charging on the same assets

The method of determining the net asset value of the Subadviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Fund as described in the Fund's Prospectus and/or SAI.  If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

7. Exclusivity.  The Subadviser will not subadvise or license the Fund's investment strategy for another regulated investment company as defined in the Code under Subchapter M, other than the Funds, during the term of this Agreement without consent of the Adviser. Notwithstanding the foregoing, Subadviser and persons controlled by or under common control with Subadviser have and may have advisory management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships; provided, however, that Subadviser agrees to use its best efforts to resolve conflicts and to allocate investment opportunities fairly among its clients and the Fund. It is understood that Subadviser, its officers, employees and agents may own investments in the same or different securities or insurance products as the Fund and that their management of same may differ from Subadviser's management of the assets of the Fund.

8. Representations and Warranties of Subadviser.  The Subadviser represents and warrants to the Adviser and the Fund as follows:

(a) The Subadviser is registered as an investment adviser under the Advisers Act and maintains compliance policies and procedures consistent with Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act (to the extent applicable);

(b) The Subadviser is a corporation duly organized and properly registered and operating under the laws of the State of Michigan with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c) The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser's powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser; and

(d) The Form ADV of the Subadviser provided to the Adviser and the Fund is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

9. Representations and Warranties of Adviser.  The Adviser represents and warrants to the Subadviser as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its directors, shareholders or managing unitholder, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) The Form ADV of the Adviser provided to the Subadviser and the Fund is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e) The Adviser acknowledges that it received a copy of the Subadviser's Form ADV prior to the execution of this Agreement; and

(f) The Adviser and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of the Fund, including without limitation the Adviser's entering into and performing this Agreement.

10. Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Subadviser and the Adviser pursuant to the recitals above and Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

11. Liability and Indemnification.

(a) Liability.  The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard of its duties hereunder, the Subadviser, each of its affiliates and all respective partners, officers, directors and employees ("Affiliates") and each person, if any, who within the meaning of the Securities Act controls the Subadviser ("Controlling Persons"), if any, shall not be subject to any expenses or liability to the Adviser, the Fund or the Fund or any of the Fund's shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets.  The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 11(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser's Controlling Persons, if any, shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets.  Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b) Indemnification.  The Subadviser shall indemnify the Adviser, the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys' fees and expenses, which the Adviser, the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, Cayman and U.S. federal and state securities laws.  Unless otherwise obligated under applicable law, the Subadviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys' fees and expenses, which may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c) The Subadviser shall not be liable to the Adviser for acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

12. Duration and Termination.

(a) Duration.  Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the effective date of this Agreement, and thereafter shall continue automatically for successive annual periods with respect to the Fund, provided such continuance is specifically approved at least annually by the Fund's Board of Directors or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Fund's Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i) By vote of a majority of the Fund's Board of Directors, or by "vote of a majority of the outstanding voting securities" of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not fewer than ninety (90) days' written notice to the Subadviser;

(ii) By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within fifteen (15) days of notice of the breach; or

(iii) By the Subadviser upon not fewer than ninety (90) days' written notice to the Adviser and the Fund.

This Agreement shall not be assigned by either party (as such term is defined in the 1940 Act) without the express written consent of the other party and shall terminate automatically in the event of its assignment without such consent or upon the termination of the Advisory Agreement.

13. Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.  Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

14. Reference to Adviser and Subadviser.

(a) The Adviser may disclose the identity of and services provided by the Subadviser to the Adviser, which references shall not, without the prior written approval of Subadviser (which approval shall not be unreasonably withheld or delayed), differ in substance from those included in this Agreement, in any advertising or promotional materials.  The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Fund.  The Adviser shall submit to the Subadviser for its review and approval all such external materials relating to the Fund that refer to the Subadviser.  Approval shall not be unreasonably withheld by the Subadviser and notice of approval or disapproval will be provided in a timely manner.  Subsequent advertising or promotional materials of very substantial similarity to the same form as previously approved by the Subadviser may be used by the Adviser without obtaining the Subadviser's consent unless such consent is withdrawn in writing by the Subadviser.

(b) Neither the Subadviser nor any Affiliate or agent of Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Offering Documents and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed.  The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Subadviser to satisfy the foregoing obligation.

15. Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Directors of the Fund who are not "interested persons" of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

16. Confidentiality.  Subject to the duties of the Adviser, the Fund and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:

(a) Authorized.  The Subadviser, Adviser or the Fund has authorized such disclosure;

(b) Court or Regulatory Authority.  Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c) Publicly Known Without Breach.  Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d) Already Known.  Such information already was known by the party prior to the date hereof;

(e) Received From Third Party.  Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund's custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f) Independently Developed.  The party independently developed such information.

In addition, the Subadviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund's portfolio holdings.  The Subadviser agrees, consistent with its Code of Ethics, that neither it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about the Fund's portfolio holdings.

In addition, Adviser agrees that any proprietary, financial or other nonpublic information that it obtains. directly or indirectly as the result of its working with Subadviser in connection with this Agreement regarding Subadviser, including, but not limited to, the methodology employed by Subadviser to solicit its customers, and the identity of Subadviser's solicitor referral agents and/or their respective broker/dealer and/or RIA affiliations, its investment selection, trading or marketing methods and techniques, or Subadviser's actual or potential customers (collectively, the "Information") shall be "confidential" as of the date that Adviser obtains such information regardless of whether the information is received prior to, contemporaneously with, or subsequent to the execution of the Agreement. Such information will include, but not be limited to, "nonpublic personal information" as that term is defined in Subtitle A of the Title V of the Gramm-Leach-Bailey Act (the "Act") and the implementing interagency Privacy Regulations, as may be amended from time to time.

Adviser agrees that it will use the Information solely for the purposes for which the information is disclosed to it by Subadviser or as otherwise permitted by law or the implementing Privacy Regulations, in the ordinary course of business to carry out the purposes tor which Subadviser disclosed the information to Adviser.

17. Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Subadviser:

Flexible Plan Investments, Ltd.

Jerry C. Wagner

3883 Telegraph Road, Suite 100

Bloomfield Hills, MI 48302

Phone:  248-642-6640

Email: jwagner@flexibleplan.com

(b) If to the Adviser:

ADVISORS PREFERRED, LLC

Catherine Ayers-Rigsby

1445 Research Boulevard, Ste. 530

Rockville, MD 20850

Phone:  240-223-1998

Email: cayers-rigsby@cerosfs.com

18. Jurisdiction.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof.

19. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

20. Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, "interested person," "affiliated person," and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

21. Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

22. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

23. Entire Agreement.  This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISORS PREFERRED LLC

                             By: /s/ Catherine Ayers-Rigsby

                             Name: Catherine Ayers-Rigsby

                             Title: Chief Executive Officer

                           FLEXIBLE PLAN INVESTMENTS, LTD.

                             By: /s/ Jerry C. Wagner

                             Name: Jerry C. Wagner

                             Title: President

Schedule A

Expenses to be Paid by the Subadvisor - None.

Schedule B

PRINCIPAL INVESTMENT STRATEGIES

Under normal circumstances, the Fund will invest primarily in Gold bullion-related: (1) physical Gold bullion; (2) pooled investment vehicles such as limited partnerships, corporations, limited liability companies ("Underlying Funds"); (3) exchange-traded Funds ("ETFs"); (4) exchange-traded notes ("ETNs"); (5) over-the-counter or exchange-traded derivatives on Gold bullion such as forward contracts, futures contracts, options contracts or swap contracts and (6) fixed income securities, including through mutual funds and ETFs that invest primarily in fixed income securities.  Gold bullion-related Underlying Funds are those that invest primarily in (i) physical Gold bullion and/or (ii) over-the-counter or exchange-traded derivatives on Gold bullion such as forward contracts, futures contracts, options contracts or swap contracts and/or (iii) Gold bullion-related ETFs, and/or (iv) Gold-bullion-related ETNs.  Gold bullion-related ETFs are those that invest primarily in (i) physical Gold bullion and/or (ii) over-the-counter or exchange-traded derivatives on Gold bullion such as forward contracts, futures contracts, options contracts or swap contracts.  Gold bullion-related ETNs are those with interest and/or principal payments linked to the price of Gold bullion.  Derivatives are primarily used as substitutes for Gold bullion because they are expected to produce returns that are substantially similar to those of Gold bullion.  Underlying Funds, ETFs and ETNs may employ leverage, which magnifies the changes in the underlying Gold index or Gold price upon which they are based.

The Fund concentrates investments in the Gold bullion industry under normal circumstances investing over 25% of its assets in the Gold bullion industry.  For purposes of measuring the 25% Gold bullion industry investments, the Fund includes the effects of leverage to Gold bullion (e.g. a security with 2 times leverage to Gold bullion price changes is counted at twice its value).  The Fund also invests in investment grade fixed income corporate notes and bonds to generate interest income and to seek to preserve principal.  The Fund defines investment grade fixed income securities as those that are rated, at the time purchased, in the top four categories by a rating agency such as Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group ("S&P"), or, if unrated, determined by the sub-adviser to be of comparable quality.  However, the fixed income securities are selected without restriction as to maturity, issuer country or capitalization.  The Fund is "non-diversified" for purposes of the Investment Company Act of 1940, as amended, which means that the Fund may invest in fewer securities at any one time than a diversified fund.

The Fund will invest up to 25% of its total assets in a wholly-owned and controlled subsidiary (the "Subsidiary").  The Subsidiary is expected to provide the Fund with exposure to Gold bullion within the limitations of the federal tax requirements of Subchapter M of the Internal Revenue Code of 1986, as amended.  The Subsidiary will invest primarily in Gold bullion-related: ETFs, Underlying Funds, ETNs, physical Gold bullion and derivatives.  The Fund's investments will be composed primarily of securities, even when viewing the Subsidiary on a consolidated basis.  The Subsidiary, when viewed from a consolidated basis, is subject to the same investment restrictions as the Fund.

The sub-adviser buys securities and invests in derivatives to maintain the Fund's primary allocation to investments that it believes will have returns that reflect the performance of the price of Gold bullion.  The sub-adviser sells securities and derivatives to replace them with investments that it believes have a higher expected return or will more closely track Gold bullion prices or both.  The sub-adviser selects counterparties it believes to be creditworthy based upon a review of key financial aspects of the counterparty including earnings relative to fixed costs, leverage ratios and equity.  The sub-adviser further restricts counterparties to those rated "A3" or higher by Moody's Investors Service or similarly rated by another rating agency, or if unrated, determined by the sub-adviser to be of similar credit quality.  The sub-adviser monitors financial news, company reports, such as quarterly, semi-annual and annual reports, other regulatory filings and rating agency publications to monitor counterparty credit quality.  The sub-adviser will close out a derivative position if it believes the counterparty is no longer creditworthy.  The sub-adviser may engage in frequent buying and selling of securities to achieve the Fund's investment objective.

Subsidiary

The Fund will invest up to 25% of its total assets in a wholly-owned and controlled Subsidiary.  The Subsidiary will invest primarily in Gold bullion-related: ETFs, Underlying Funds, ETNs, physical Gold bullion and derivatives.  The Subsidiary is subject to the same investment restrictions as the Fund, when viewed on a consolidated basis.  By investing in Gold indirectly through the Subsidiary, the Fund will obtain exposure to the Gold markets within the federal tax requirements that apply to the Fund. Specifically, the Subsidiary is expected to provide the Fund with exposure to the Gold commodities markets within the limitations of the federal tax requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code").  Subchapter M requires, among other things, that at least 90% of the Fund's income be derived from securities or derived with respect to its business of investing in securities (typically referred to as "qualifying income").  Income from certain of the Gold bullion-related securities in which the Fund invests may not be treated as "qualifying income" for purposes of the 90% income requirement.  The Fund may also make investments in certain Gold bullion-related securities through the Subsidiary because income from these securities is not treated as "qualifying income" for purposes of the 90% income requirement if the Fund invests in the security directly.

To satisfy the 90% income requirement, the Subsidiary will, not less than annually, declare and distribute a dividend to the Fund, as the sole shareholder of the Subsidiary, in an amount approximately equal to the total amount of "Subpart F" income (as defined in Section 951 of the Code) generated by or expected to be generated by the Subsidiary's investments during the fiscal year.  Such dividend distributions are "qualifying income" pursuant to Subchapter M (Section 851(b)) of the Code.  The Internal Revenue Service has issued a number of private letter rulings to other mutual funds (unrelated to the Fund), which indicate that certain income from a fund's investment in a wholly-owned foreign subsidiary will constitute "qualifying income" for purposes of Subchapter M.  The Fund does not have a private letter ruling, but complies with IRS restrictions as described above.

Because the Fund may invest a substantial portion of its assets in the Subsidiary, which may hold some of the investments described in this Prospectus, the Fund may be considered to be investing indirectly in some of those investments through its Subsidiary.  For that reason, references to the Fund may also include the Subsidiary. The Subsidiary is be subject to the same investment restrictions and limitations on consolidated basis and follows the same compliance policies and procedures, as the Fund.

Fundamental Investment Limitations

The investment limitations described below have been adopted by the Trust with respect to the Fund and are fundamental ("Fundamental") (i.e., they may not be changed without the affirmative vote of a majority of the outstanding shares of the Fund).  As used in the Prospectus and the Statement of Additional Information, the term "majority" of the outstanding shares of the Fund means the lesser of:  (1) 67% or more of the outstanding shares of the Fund present at a meeting, if the holders of more than 50% of the outstanding shares of the Fund is present or represented at such meeting; or (2) more than 50% of the outstanding shares of the Fund. Other investment practices, which may be changed by the Board of Trustees without the approval of shareholders to the extent permitted by applicable law, regulation or regulatory policy, are considered non-fundamental ("Non-Fundamental").

1.  Borrowing Money.  The Fund will not borrow money, except:  (a) from a bank, provided that immediately after such borrowing there is an asset coverage of 300% for all borrowings of the Fund; or (b) from a bank or other persons for temporary purposes only, provided that such temporary borrowings are in an amount not exceeding 5% of the Fund's total assets at the time when the borrowing is made.  This limitation does not preclude the Fund from entering into reverse repurchase transactions, provided that the Fund has an asset coverage of 300% for all borrowings and repurchase commitments of the Fund pursuant to reverse repurchase transactions.

2.  Senior Securities.  The Fund will not issue senior securities.  This limitation is not applicable to activities that may be deemed to be similar to the issuance or sale of a senior security by the Fund, provided that the Fund's engagement in such activities is consistent with or permitted by the 1940 Act, the rules and regulations promulgated thereunder or interpretations of the SEC or its staff.

3.  Underwriting.  The Fund will not act as underwriter of securities issued by other persons.  This limitation is not applicable to the extent that, in connection with the disposition of portfolio securities (including restricted securities), the Fund may be deemed an underwriter under certain federal securities laws.

4.  Real Estate.  The Fund will not purchase or sell real estate.  This limitation is not applicable to investments in marketable securities that are secured by or represent interests in real estate.  This limitation does not preclude the Fund from investing in mortgage-related securities or investing in companies engaged in the real estate business or that have a significant portion of their assets in real estate (including real estate investment trusts).

5.  Commodities.  Except for Gold bullion, the Fund will not purchase or sell commodities unless acquired as a result of ownership of securities or other investments. This limitation does not preclude the Fund from purchasing or selling options, futures or forward contracts, from investing in securities or other instruments backed by commodities or from investing in companies, which are engaged in a commodities business or have a significant portion of their assets in commodities.

6.  Loans.  The Fund will not make loans to other persons, except:  (a) by loaning portfolio securities (limited at any given time to no more than one-third of the Fund's total assets); (b) by engaging in repurchase agreements; or (c) by purchasing nonpublicly offered debt securities.  For purposes of this limitation, the term "loans" shall not include the purchase of a portion of an issue of publicly distributed bonds, debentures or other securities.

7.  Concentration.  The Fund will not invest 25% or more of its total assets in a particular industry or group of industries and the Fund will not invest 25% or more of its total assets in any investment company that concentrates, except that the Fund will concentrate (i.e., will invest 25% or more of its assets under normal circumstances) in securities of Gold bullion industry entities including investment companies that concentrate in securities of Gold bullion issuers.  This limitation is not applicable to investments in obligations issued or guaranteed by the U.S. government, its agencies and instrumentalities or repurchase agreements with respect thereto.  For purposes of measuring concentration, the Fund treats the Subsidiary on a consolidated basis and the Subsidiary is subject to the same concentration policy.

With respect to the percentages adopted by the Trust as maximum limitations on its investment policies and limitations, an excess above the fixed percentage will not be a violation of the policy or limitation unless the excess results immediately and directly from the acquisition of any security or the action taken.  This paragraph does not apply to the borrowing policy set forth in paragraph 1 above.

Notwithstanding any of the foregoing limitations, any investment company, whether organized as a trust, association or corporation, or a personal holding company, may be merged or consolidated with or acquired by the Trust, provided that if such merger, consolidation or acquisition results in an investment in the securities of any issuer prohibited by said paragraphs, the Trust shall, within ninety days after the consummation of such merger, consolidation or acquisition, dispose of all of the securities of such issuer so acquired or such portion thereof as shall bring the total investment therein within the limitations imposed by said paragraphs above as of the date of consummation.

Non-Fundamental.  The following limitations have been adopted by the Trust with respect to the Fund and are Non-Fundamental (see "Investment Limitations - Fundamental" above).

1.  Pledging.  The Fund will not mortgage, pledge, hypothecate or in any manner transfer, as security for indebtedness, any assets of the Fund except as may be necessary in connection with borrowings described in limitation (1) above.  Margin deposits, security interests, liens and collateral arrangements with respect to transactions involving options, futures contracts, short sales and other permitted investments and techniques are not deemed to be a mortgage, pledge or hypothecation of assets for purposes of this limitation.

2.  Borrowing.  The Fund will not purchase any security while borrowings (including reverse repurchase agreements) representing more than one-third of its total assets are outstanding.

3.  Margin Purchases.  The Fund will not purchase securities or evidences of interest thereon on "margin."  This limitation is not applicable to short-term credit obtained by the Fund for the clearance of purchases and sales or redemption of securities, or to arrangements with respect to transactions involving options, or futures contracts.

4.  Illiquid Investments.  The Fund will not invest 15% or more of its net assets in securities for which there are legal or contractual restrictions on resale and other illiquid securities.  However, if more than 15% of Fund net assets are illiquid, the Fund's Adviser or Sub-Adviser will reduce illiquid assets such that they do not represent more than 15% of Fund assets, subject to timing and other considerations which are in the best interests of the Fund and its shareholders.

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